EXHIBIT 10.8
FEDERAL HOME LOAN BANK OF DALLAS
MASTER TRANSACTIONS AGREEMENT
     THIS MASTER TRANSACTIONS AGREEMENT (as amended, restated, or otherwise modified from time to time, “Agreement”) dated as of Aug 1st , 2005 , is entered into by and between Guaranty Bank (“Customer) with it’s chief executive office located at Austin, TX and the Federal Home Loan Bank of Dallas (the “Bank”), with its principal office located at 8500 Freeport Parkway South, Suite 600, Irving, Texas 75063, mailing address: P.O. Box 619026, Dallas, Texas 75261-9026.
     WHEREAS, the Bank is a depository for certain deposit account(s) of Customer, and funds of Customer in such deposit account(s) are subject to withdrawal and charge by Customer at any time and from time to time pursuant to the terms and conditions hereof; and
     WHEREAS, Customer desires to transfer amounts from and to deposit account(s) through various means; and
     WHEREAS, the Bank offers various products and services from time to time that are related to deposit accounts, and Customer desires to enter into agreements with the Bank for such various products and services.
     NOW, THEREFORE, the Bank and Customer agree as follows:
ARTICLE I
WIRE TRANSFERS
     SECTION 1.1. WIRE TRANSFER TRANSACTIONS. Upon written, facsimile, electronic transmission, telephonic, or other such instructions from Customer, the Bank shall with respect to any wire transfer request of Customer that the Bank accepts execute wire transfers of funds from the deposit account(s) of Customer and shall charge the deposit account(s) of Customer for the amount of such wire transfers, even if the charge to the deposit account(s) of Customer creates or increases an overdraft in such deposit account(s). The authority to make a request for wire transfer of funds and to issue other directions and instructions to the Bank shall be presumed if the person making the request uses the security measures set forth in the Bank’s Security Access Circular as in effect from time to time. Notwithstanding any other provision set forth herein, the Bank shall not be liable for any damages or any other consequences for any refusal to honor any instruction for a wire refusal to honor any instruction for a wire transfer of funds or related act if the Bank in good faith is unable to satisfy itself that the instruction was given by an authorized agent of Customer. Nothing herein shall obligate the Bank to make any wire transfer prohibited by law.

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     SECTION 1.2. INSTRUCTIONS FOR WIRE TRANSFERS. Within twenty-four (24) hours of the Bank’s acting upon Customer’s instruction for a wire transfer of funds from the deposit account(s) of Customer, the Bank shall make information available to Customer through electronic transmission relating to said wire transfer. If necessary, Customer may request in writing that the Bank provide Customer within three (3) banking days of such transactions a written advice or confirmation in such other form as may be acceptable to the Bank and Customer.
     SECTION 1.3 SECURITY PROCEDURES WHEN CUSTOMER IS REQUESTING A WIRE TRANSFER.
     (a) The Bank’s Security Access Circular, as in effect from time to time, will govern the security procedures for outgoing wire transfer requests made by Customer.
     (b) The Bank shall verify certain outgoing wire transfer requests from Customer, the beneficiary of which is a third party and which has not been formatted in accordance with the Bank’s procedures, by telephoning the Authorized Individual of Customer that initiated the request. If the individual receiving the callback confirmation is unable to verify the wire transfer request, the wire transfer request will not be accepted by the Bank.
     (c) An “Authorized Individual” for purposes of this Agreement is an employee or agent of Customer who is listed on the Bank’s appropriate signature card or other authorizing document for wire transfers.
     (d) When Customer wishes to cancel an outgoing wire transfer, whether repetitive or nonrepetitive, Customer shall notify the Bank immediately via telephone. All Customer cancellations will be subject to the same identification procedures used when initiating a wire transfer request. If the cancellation request is received by the Bank at a time and in a manner affording the Bank a reasonable opportunity to act prior to the Bank’s execution of Customer’s wire transfer request, the Bank will act on Customer’s request to cancel the wire transfer request upon verification of the caller’s authority. In the event Customer’s cancellation request is received after execution of Customer’s wire transfer request, the Bank will initiate a Wire Transfer Service Request requesting a cancellation as instructed by Customer. The “Wire Transfer Service Request” is an administrative wire that will be executed by the Bank in accordance with existing Federal Reserve System rules and regulations. The Bank’s execution of a Wire Transfer Service Request does not constitute the Bank’s acceptance of Customer’s cancellation request. Under no circumstances is the Bank liable to Customer for cancellations acted upon by the Bank after execution of Customer’s original wire transfer request. The Customer agrees to reimburse the Bank for any losses and expenses, including reasonable attorneys’ fees, that the Bank incurs in connection with Customer’s cancellation request.
     (e) In the event the Bank rejects an outgoing wire transfer request, the Bank shall provide notice of such rejection to Customer by telephonically notifying an Authorized Individual. In the event the Bank is unable to so notify Customer, the Bank shall notify Customer within a reasonable time via the best means available under the circumstances.
     SECTION 1.4. PROCEDURES WHEN CUSTOMER IS THE BENEFICIARY OF A WIRE TRANSFER. If the incoming wire transfer instructs payment to a specified account of Customer, notice of incoming funds to Customer will be deemed to have occurred when the Bank has credited such account of Customer and made such information available on the Bank’s electronic information systems or by other written advice or confirmation as may be requested by Customer in accordance with the terms hereof. The Bank will reject an incoming wire transfer received for the benefit of Customer where such incoming wire transfer fails to contain Customer’s valid account number. In the event the Bank rejects an incoming wire transfer received for the benefit of Customer, the Bank shall send the incoming wire transfer back to the sending institution.

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     SECTION 1.5. RIGHTS AND OBLIGATIONS. All wire transfers sent or received on Customer’s behalf shall be subject to and governed by this Agreement and the Bank’s policies, bulletins, schedules, guides, circulars, the Bank’s website at www.fhlb.com, and the Bank’s private internet network made available to Customer (as such are in effect from time to time, collectively, the “Bank Rules”). Customer is responsible for maintaining the confidentiality of assigned security measures and procedures and any and all losses resulting from any breach of the confidentiality of such assigned security measures and procedures will be the sole responsibility of Customer. Any suspected breach of the confidentiality of assigned security measures and procedures will be reported immediately by Customer to the wire transfer department of the Bank.
     SECTION 1.6. INDEMNIFICATION; STANDARD OF CARE, AND LIMITATION OF LIABILITY. If the Bank acts with ordinary care, acts in good faith, and acts in accordance with Customer’s instructions, Bank will have no liability to Customer and Customer will indemnify, defend and hold the Bank harmless against any loss, cost, liability, or expense, including, without limitation, attorneys’ fees, arising out of any claim by a third party alleging that a wire transfer requested by Customer contravenes or compromises the rights, title, or interest of any third party, or contravenes any law, rule, regulation, ordinance, court order, or other mandate or prohibition with the force or effect of law. Bank will be deemed to have acted with ordinary care if its action or failure to act has been in conformity with the Bank’s prescribed procedures and such procedures do not vary unreasonably from general banking uses and practices not disapproved by any provision of the Texas Uniform Commercial Code or in the following circumstances:
     (a) when an act or omission, whether or not authorized, of an employee, agent, or contractor of Customer contributed to the occurrence of the loss or cost;
     (b) when a wire transfer of funds was made by the Bank upon written instructions by an Authorized Individual;
     (c)  where Customer’s failure to examine information provided to Customer under Section 1.2 or any other statements (as defined in Section 2. I), whether furnished electronically or otherwise, by the Bank and to notify the Bank of discrepancies, within the time periods specified in Section 1.2 or Section 2.1, as applicable, contributed to the loss or cost;
     (d) where the loss or cost on a wire transfer arises from a defective endorsementor a material alteration or a Customer error contained in the wire transfer instructions;
     (e) where the loss or cost on a wire transfer arises out of a defective facsimile signature which, on its face, appears to be identical to Customer’s genuine facsimile signature; or the Bank’s process for determining the genuineness of Customer’s signature as drawer, whether in manual or facsimile form, was consistent with the course of conduct in the banking industry or the security measures set forth in the Bank’s Security Access Circular.
     The Bank’s liability to Customer for any claim by Customer involving the Bank’s provision of wire transfer services will be limited to actual losses or costs incurred by Customer; provided, however, that such liability will not include consequential or other damages, and provided further that the amount of damages will be limited to the face amount of the wire transfers at issue. If a wire transfer in the name of Customer accepted by the Bank was not authorized by Customer, the liability of the parties will be governed by the applicable provisions of 4A of the Texas Uniform Commercial Code. The Bank will not be liable to Customer for any failure to perform properly the Bank’s duties hereunder if such failure is the result of war, insurrection, weather, or other circumstances beyond the Bank’s control. Whenever compensation in the form of interest is payable by the Bank to Customer pursuant to this Article I, such compensation will be payable at the rate specified in Section 2.9.
     In the event the Bank rejects or fails to execute a wire transfer request without giving notice thereof as provided in Section 1.3, the Bank shall compensate Customer for the use of funds at the rate specified in

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Section 2.9 if, on the execution date of the wire transfer request, there was a sufficient withdrawable credit balance in Customer’s deposit account(s) to pay for the wire transfer request. Compensation shall be computed based on the number of days elapsing after the execution date to the day Customer receives notice or learns that the wire transfer request was not executed, counting the final day of the period as an elapsed day. If the withdrawable credit balance during that period falls below the amount of the wire transfer request, the amount of interest will be reduced accordingly. Notwithstanding the foregoing, no compensation will be due under this section if Customer’s deposit account(s) is an interest- bearing account. No compensation will be due hereunder for any funds withdrawn by Customer from Customer’s deposit account(s).
     SECTION 1.7. CREDIT FOR WIRE TRANSFERS OF FUNDS RECEIVED. Wire transfer of funds received by the Bank for the account of Customer shall be credited to the deposit account(s) of Customer at such times as the Bank may determine pursuant to the Bank Rules, including, without limitation rules in respect of notification time cutoffs and cutoff times for investable credits.
     SECTION 1.8. FEDWZRE AND APPLICABLE RULES. Each payment order or cancellation thereof may be furthered by any bank by use of the funds transfer system of the Federal Reserve Banks (“Fedwire”). The rights and obligations of the Bank and Customer with respect to any request for a wire transfer, any part of which is carried out through the use of Fedwire, will be governed by any applicable laws, the regulations of the Board of Governors of the Federal Reserve system, and the operating circulars of the Federal Reserve Banks in effect from time to time. Requests for wire transfers, or cancellations thereof, carried out through a funds transfer system will be governed by all applicable funds transfer system rules, whether or not the Bank is a member of the system. Customer acknowledges that the Bank’s right to reverse, adjust, stop payment, or delay posting of an executed wire transfer request is subject to the laws, regulations, circulars, and rules described in this Section 1.8.
ARTICLE II
GENERAL DEPOSIT ACCOUNT MATTERS
     SECTION 2.1. REPORTS AND STATEMENTS OF ACCOUNT. The Bank shall provide Customer with various confirmations, reports, and statements of account (“statements”) from time to time that identify activity in the deposit account(s) of Customer. Customer shall promptly examine such statements and notify the Bank of any alleged errors or defects in such statements, and Customer shall comply with the following schedule with respect to the following types of statements. Within fourteen (14) days of (a) receipt of a statement or (b) information relating to any activity in the clearing account(s) of Customer becoming available to Customer on the Bank’s electronic information system, Customer shall examine the statement and notify the Bank of any alleged errors or defects in such statement or electronic information system information.
     In the event Customer fails to notify the Bank of any alleged errors or defects in such statements or information within the aforementioned time period, Customer shall be precluded from asserting any dispute or difference as to the statements so rendered or information so provided and such statements or information shall be deemed conclusive and binding of all activity in the deposit account(s) as against Customer. If at any time following the provision of any statement or information from the Bank to Customer, the Bank shall discover any error or defect in any such statement or information, the Bank is authorized, in it sole discretion, to correct any such error or defect and to make any adjustment to such statement or information and to the deposit account(s) of Customer in order to correct any such error or defect.
     SECTION 2.2. FEES AND CHARGES. Fees and charges for the maintenance and service of the

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deposit account(s), Customer’s Federal Deposit Insurance Corporation (“FDIC”) insurance premium assessments, both regular and special, examination fees of Customer, its holding company, and affiliates, any other charges, fees, or amounts owing to the FDIC, the Office of Thrift Supervision, or any Federal Home Loan Bank, interest and any other charges payable to the Bank on outstanding advances or other credit extended to Customer, and transactions provided for in this Agreement and any circular, bulletin, agreement, instrument, or document executed or delivered in connection herewith may be made on such occasions and in such amounts as the Bank may specify from time to time in the Bank Rules or other electronic transmissions heretofore or hereafter established by the Bank. Such fees and charges may be made by the Bank whether such Customer accounts are active or dormant. Customer hereby authorizes the Bank to deduct all fees and charges from the deposit account(s) of Customer.
     SECTION 2.3. RIGHT OF SETOFF AND SECURITY AGREEMENT. To secure any and all indebtedness, liability, or obligation of Customer to the Bank, however and whenever incurred or evidenced, whether direct or indirect, absolute or contingent, due or to become due, Customer hereby assigns, transfers, and pledges to the Bank, and grants to the Bank a security interest in all balances, credits, deposits, moneys, and drafts now or hereafter in the deposit account(s) or any other account that Customer may maintain with the Bank, and the Bank is authorized to charge all such indebtedness, liabilities, and obligations against the deposit account(s), or any other account, whether or not the same is then due, and the Bank is authorized to refuse to make any wire transfer of funds, or to perform any other transaction provided for in this Agreement where the honoring, accepting, making, or effecting of such transactions would result in there being insufficient collected funds in the deposit account(s) to complete such transactions. The Bank shall notify Customer, in accordance with the notice provisions set forth in Section 2.1, of any actions taken pursuant to this Section 2.3, but such notification shall not be a condition precedent to the right of the Bank to take any such action.
     SECTION 2.4. OVERDRAFT CHARGES. If at any time Customer has an overall net negative collected balance in a deposit account, the Bank is authorized to assess an overdraft charge and interest fees in such amounts as may be established by the Bank from time to time. If Customer is notified that a deposit account has been overdrawn at any time, Customer agrees, without negating the effect of any other provisions of this Agreement, to deposit immediately available funds with the Bank to return and maintain such deposit account to a positive collected balance. Any overdraft existing at the close of a banking day is immediately due and payable without notice or demand.
     SECTION 2.5. ACCOUNT OPENING AND CLOSING. The Bank may close any deposit account and any other account established hereunder at any time by sending the collected balance of funds in the deposit account or any property in any other account, as the case may be, if any, therein to Customer within five (5) banking days after the Bank gives notice of its intent to close the deposit account or any other account (said notice to be effective on the date given), and the Bank shall not be liable for dishonoring or refusing to accept any transaction provided for in this Agreement on or after the effective date of such notice. The deposit account and all of the accounts shall be deemed open at all times, unless notice is given by the Bank pursuant to the proceeding sentence of this Section 2.5, or until the Bank actually receives written notice from Customer of its intent to close said deposit account or any other account. In the event that Customer shall give written notice of its intent to close any of its accounts with the Bank, said notice also shall instruct the Bank with respect to the disposition of the collected balance of funds or other property, as the case may be, that may be remaining in any of the accounts.
     SECTION 2.6. SERVICE OF PROCESS. Customer agrees that if the Bank receives any process, summons, order, injunction, execution, restraint, writ, attachment, lien, or notice (hereinafter referred to as “process”) which in the opinion of the Bank affects any deposit account or any other account established

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hereunder, the Bank may, at its option and without liability, thereupon refuse to honor or to accept any transaction provided for in this Agreement and may either hold the collected balances in such account until the process is disposed of to the satisfaction of the Bank or pay the collected balances as specified in such process.
     SECTION 2.7. AUTHORIZED PERSONS. The secretary, assistant secretary, cashier, or assistant cashier of Customer shall from time to time after the execution of this Agreement certify to the Bank on forms (which may be in written, electronic, or other form) specified by the Bank the names and specimen signatures of the persons who are authorized to take any action with respect to any matter provided for in this Agreement and all such persons shall be further authorized to perform any other acts incident to carrying out the powers conferred on such persons upon receipt of such forms by the Bank. The Bank may rely upon such certifications without inquiry or further authorization and notwithstanding that the directed action may appear to benefit the person directing the action. Such certifications are incorporated herein as part of this Agreement and shall continue in effect until expressly revoked by Customer, notwithstanding the fact that subsequent certifications may authorize other persons to act for and on behalf of Customer.
     SECTION 2.8. INTEREST. The Bank shall pay interest on the daily collected principal balances of the deposit account(s) of Customer with the Bank at such rates as may be established in the Bank Rules and notices published by the Bank from time to time. Such interest shall accrue daily and be credited to the deposit account(s) of Customer as such time as the Bank may specify from time to time.
     SECTION 2.9. INDEMNITY. Customer will indemnify the Bank for any loss or expense incurred (including attorneys’ fees and expenses of litigation) resulting from the lack of authority of Customer to make any of the applicable warranties on presentment and transfer of payment devices provided for in Articles 3 and 4 of the UCC and any breach of such warranties.
ARTICLE III
TIME DEPOSITS
     SECTION 3.1. FORM OF TIME DEPOSIT. The Bank will accept time deposits of funds from Customer for such maturities as may be requested by Customer and agreed to by the Bank. Upon the making of a time deposit the Bank shall provide Customer with a written advice or confirmation, in such form as the Bank may specify, of the terms and conditions of the acceptance by the Bank of such time deposit within three (3) banking days thereof. Failure by Customer to give notice to the Bank of any alleged dispute or defect in such advice or confirmation within three (3) banking days of the receipt thereof shall constitute acknowledgement of and agreement with the terms and conditions set forth in such advice or confirmation by Customer.
     SECTION 3.2 FEE FOR EARLY WITHDRAWAL. In the event Customer should cause in any manner an early withdrawal of all or any of the amount in any time deposit, Customer shall be subject to an early withdrawal fee in such amounts as may be established by the Bank from time to time. Customer agrees that any such fee may be charged to the deposit account(s) of Customer with the Bank.

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ARTICLE IV
ADDITIONAL SERVICES
     SECTION 4.1. ADDITIONAL SERVICES TO BE PROVIDED TO CUSTOMER. By executing this agreement, Customer may, in the Bank’s sole discretion, use other products and services offered by the Bank, including, without limitation, reserve pass-through services, settlement services, and safekeeping services, upon the terms and conditions set forth herein and as further provided by the documents described in Section 4.2 hereof.
     SECTION 4.2. PROVISION OF PRODUCTS AND SERVICES SUBJECT TO TERMS OF BANK CIRCULARS AND OTHER BANK PUBLICATIONS. Customer and the Bank agree that the products and services to be provided in accordance with Section 4.1 above shall be governed by the terms and conditions of this Agreement as well as the terms and conditions of the Bank Rules and other Bank publications issued or amended from time to time regarding the various products and services subscribed for hereunder, and Customer agrees to be bound by all of the foregoing.
ARTICLE V
MISCELLANEOUS
     SECTION 5.1. TAPE RECORDING. Customer consents and agrees that all telephone conversations or data transmissions between Customer and its agents and the Bank may be recorded and retained by either party by use of any reasonable means. Customer agrees to indemnify and hold the Bank harmless against any and all liability that the Bank may incur as a result of such recordings.
     SECTION 5.2. AMENDMENT; WAIVERS. No modification, amendment, or waiver of any provisions of this Agreement or consent to any departure therefrom shall be effective unless executed by the party against whom such change is asserted and shall be effective only in the specific instance and for the purpose for which given. “Executed as used in this Section 5.2 means a person has signed or executed or otherwise adopted a symbol, or encrypted or similarly processed a record in whole or in part, with the present intent of the authenticating person to identify the person and to adopt or accept a record. No notice to or demand on Customer in any case shall entitle Customer to any other or further notice or demand in the same, or similar or other circumstances. Any forbearance, failure, or delay by the Bank in exercising any right, power, or remedy hereunder shall not be deemed to be a wavier thereof, and any single or partial exercise by the Bank of any right, power, or remedy hereunder shall not preclude the further exercise thereof. Every right, power, and remedy of the Bank shall continue in full force and effect until specifically waived by the Bank in writing.
     SECTION 5.3. ENTIRE AGREEMENT; AMENDMENT AND RESTATEMENT. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR (INCLUDING, WITHOUT LIMITATION, THE EXISTING AGREEMENT, IF ANY, AS DEFINED BELOW), CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO. To the extent Customer and the Bank have entered into a Second Amended and Restated Master Transactions Agreement (the “Existing Agreement”), (a) this Agreement amends and restates in its entirety the Existing Agreement, (b) this Agreement does not extinguish the indebtedness, liabilities, and obligations of Customer outstanding in connection with the

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Existing Agreement nor does it constitute a novation with respect to such indebtedness, liabilities, and obligations of Customer, (c) all indebtedness, liabilities, and obligations of Customer under the Existing Agreement are renewed and continued and hereafter shall be payable in accordance with this Agreement; provided, however, for matters relating to the accrual and payment of interest and fees and relating to indemnification arising prior to the effective date of this Agreement, the terms of the Existing Agreement shall control and are hereby ratified and confirmed, (d) this Agreement shall not result in or constitute a waiver of or a release, discharge, or forgiveness of any amount payable pursuant to the Existing Agreement and (e) all security interests and liens previously granted by Customer pursuant to the Existing Agreement are hereby renewed and continued, and all such security interests and other liens shall remain in full force and effect as security for all indebtedness, liabilities, and obligations of Customer to the Bank.
     SECTION 5.4. DESCRIPTIVE HEADINGS. The article and section headings in this Agreement are for convenience only and do not constitute a part of this Agreement.
     SECTION 5.5. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by the laws of the State of Texas, without giving effect to the choice of law principles therein included. Customer expressly agrees that any action or proceeding with respect to the performance and nonperformance of any term or condition contained herein shall be resolved by the United States District Court for the Northern District of Texas or, if such action or proceeding may not be brought and maintained in said court, by an appropriate District Court of the State of Texas for the County of Dallas. Customer agrees that, if any action or proceeding is brought by Customer against the Bank under or arising out of this Agreement or any transaction contemplated hereby and such relief is not granted by the final decision after any and all appeals of a court of competent jurisdiction, Customer shall pay all reasonable costs and attorney’s fees incurred by the Bank in connection therewith.
     SECTION 5.6. BANKING DAYS. The term “banking days” as used in this Agreement shall mean any day, other than Saturday or Sunday, that the Bank is open for business.
     SECTION 5.7. MAXIMUM RATE. No interest rate specified in this Agreement, any Bank Rule, or any other agreement, instrument, or document executed or delivered in connection therewith shall at any time exceed the maximum rate of nonusurious interest under applicable law that the Bank may charge Customer.
     SECTION 5.8. EXECUTION. This Agreement may be executed in any number of counterparts, on telecopy counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     SECTION 5.9. TERMINATION. The provision of services under this Agreement by the Bank to Customer will continue until terminated by either Customer or the Bank upon receipt of written notice by Customer or the Bank, as applicable.
     SECTION 5.10. NOTICES. Except as otherwise provided for in this Agreement, any notice, remittance, report, statement, item, advice, request, consent, direction, or other communication given, made, or withdrawn pursuant to this Agreement shall be given in writing or by transmission in electronic or other form, and shall be deemed to have been duly given to and received by a party hereto three (3) banking days after it shall have been mailed to such party at its address given above by first class mail, or if given by hand or by transmission in electronic or other form when actually received by such party at its principal office, chief executive office, or as otherwise designated.

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     IN WITNESS WHEREOF, Customer and the Bank, each acting through its respective duly authorized representative(s), have caused this Agreement to be signed in their names and delivered as of the date first above written.

Guaranty Bank Full Corporate Name of Customer

74-251 148 Tax I.D. Number

/s/ Mike Calcote
Authorized Signature

Mike Calcote, CFO Typed Name & Title of Signer

/s/ Patrick King
Authorized Signature

Patrick King, Dir Asset Liability Mgmt Typed Name & Title of Signer

Federal Home Loan Bank of Dallas

/s/ Michael Sims
Authorized Officer

Senior Vice President
Title of Authorized Officer

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